Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for 2014

Houston, Texas (Thursday, January 29, 2015) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2014.

For the year ended 2014, Enterprise reported a record $5.3 billion in gross operating margin, a 9.7 percent increase over 2013.  Distributable cash flow increased to $4.1 billion for 2014, an 8.8 percent increase compared to 2013.  Distributions declared with respect to 2014 were $1.45 per unit, a 5.8 percent increase compared to 2013.  Distributable cash flow for 2014 provided 1.5 times coverage of the distributions declared with respect to 2014 and enabled Enterprise to retain $1.4 billion of distributable cash flow to reinvest in the growth of the partnership.

"Enterprise reported another record year in 2014," stated Michael A. Creel, chief executive officer of Enterprise's general partner.  "Our results were driven by volume growth in our fee-based businesses.  Enterprise reported record volumes of 5.3 million barrels per day for its NGL, crude oil, refined products and petrochemical pipelines, 824 thousand barrels per day for its NGL fractionators and 4.8 billion cubic feet per day of fee-based natural gas processing volumes for 2014."

"Our successes included the completion of $4.1 billion of organic growth projects that began commercial operations and contributed new sources of cash flow during 2014.  These projects include our ATEX, Front Range and Seaway loop pipelines, as well as the first segment of our Aegis ethane pipeline.  We also developed new projects that are currently under construction such as our ethane export terminal and South Eddy natural gas gathering and processing facilities," said Creel.

"Another significant accomplishment was our $4.6 billion acquisition of general partner and limited partner interests in Oiltanking Partners, L.P.  This transaction extends and broadens Enterprise's midstream services business by enhancing the partnership's access to waterborne markets and increases its crude oil and petroleum products storage capacity.  Our ownership in Oiltanking Partners provides new avenues for growth and secures marine terminal assets that are important to several of our businesses," stated Creel.

"As we begin 2015, the energy sector is entering another commodity price cycle.  We believe that Enterprise is well positioned to manage, adapt and prosper through this cycle.  Our businesses are diversified and primarily fee-based.  We enter 2015 with financial flexibility: $4.2 billion of liquidity; leverage consistent with our BBB+/Baa1 investment grade debt ratings; and healthy distribution coverage.  We have over $6 billion of projects that will begin operations over the next two years and support continued distribution growth," concluded Creel.

Fourth Quarter and Full Year 2014 Highlights

In August 2014, Enterprise completed a two-for-one split of its common units.  All comparative earnings per unit and other unit-related information contained in this press release are presented on a post-split basis.  Enterprise acquired the general partner and approximately 66 percent of the limited partner interests in Oiltanking Partners, L.P. ("Oiltanking Partners", NYSE: OILT) on October 1, 2014.  As a result of our acquisition of the general partner of Oiltanking Partners, Enterprise's consolidated results for the fourth quarter of 2014 include those of Oiltanking Partners.

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
($ in millions, except per unit amounts)
Gross operating margin (1) (2)	$1,358	$1,291	$5,287	$4,818
Net income (3) (4) (5)	$681	$706	$2,834	$2,607
Fully diluted earnings per unit (3) (4) (5)	$0.34	$0.37	$1.47	$1.41
Adjusted EBITDA (1)	$1,316	$1,244	$5,218	$4,737
Distributable cash flow (1)	$1,063	$1,021	$4,079	$3,750

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)	Gross operating margin for the fourth quarter of 2014 and year ended December 31, 2014 includes approximately $63 million of gross operating margin from Oiltanking Partners.
(3)
For the three months ended December 31, 2014 and 2013, net income and fully diluted earnings per unit included net gains of $3 million, or less than $0.01 per unit, and $15 million, or $0.01 per unit, respectively, attributable to asset sales and insurance recoveries.   For the year ended December 31, 2014 and 2013, net income and fully diluted earnings per unit included net gains of $102 million, or $0.05 per unit, and $83 million, or $0.05 per unit, respectively, attributable to asset sales and insurance recoveries.

(4)
Net income and fully diluted earnings per unit included non-cash asset impairment charges for the three months ended December 31, 2014 and 2013 of $16 million, or $0.01 per unit, and $44 million, or $0.02 per unit, respectively.  Non-cash asset impairment charges for the year ended December 31, 2014 and 2013 were $34 million, or $0.02 per unit, and $93 million, or $0.05 per unit, respectively.

(5)
Net income included charges for severance costs and costs related to the purchase of interests in Oiltanking Partners for the three months and year ended December 31, 2014 of $21 million, or $0.01 per unit on a fully diluted basis.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2014 by 5.7 percent over the fourth quarter of 2013 to $0.37 per unit, or $1.48 per unit on an annualized basis.  This is the 42nd consecutive quarterly increase and the 51st increase since the partnership's initial public offering in 1998.  This distribution will be paid on February 6, 2015 to unitholders of record as of the close of business on January 30, 2015;

•
Enterprise reported distributable cash flow of $1.1 billion for the fourth quarter of 2014, which provided 1.5 times coverage of the $0.37 per unit cash distribution.  Enterprise retained $358 million of distributable cash flow for the fourth quarter of 2014;

•
Enterprise's natural gas liquid ("NGL"), crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2014 increased 4 percent to a record 5.4 million barrels per day ("BPD") compared to the fourth quarter of 2013.  Total natural gas pipeline volumes decreased slightly to 12.9 trillion British thermal units per day ("TBtud") for the fourth quarter of 2014 compared to 13.0 TBtud in the fourth quarter of 2013.  NGL fractionation volumes for the fourth quarter of 2014 increased 7 percent to 837 thousand barrels per day ("MBPD").  Fee-based natural gas processing volumes for the fourth quarter of 2014 were 4.5 billion cubic feet per day ("Bcfd") compared to 4.7 Bcfd in the fourth quarter of 2013, while equity NGL production for the fourth quarter of 2014 decreased 38 percent to 90 MBPD; and

•
Enterprise made capital investments of approximately $5.7 billion during the fourth quarter of 2014, including $4.6 billion in consideration to acquire general partner and limited partner interests in Oiltanking Partners and $107 million of sustaining capital expenditures.

Review of Fourth Quarter 2014 Results

Net income for the fourth quarter of 2014 was $681 million compared to $706 million for the fourth quarter of 2013.  On a fully diluted basis, net income attributable to limited partners for the fourth quarter of 2014 was $0.34 per unit compared to $0.37 per unit for the fourth quarter of 2013.  Net income for the fourth quarters of 2014 and 2013 were reduced by non-cash impairment charges of $16 million, or $0.01 per unit, and $44 million, or $0.02 per unit, respectively, on a fully diluted basis.  Net income for the fourth quarter of 2014 was also reduced by $21 million, or $0.01 per unit on a fully diluted basis for severance costs and costs related to the acquisition of ownership interests in Oiltanking Partners.

On January 6, 2015, Enterprise announced an increase in the partnership's quarterly cash distribution with respect to the fourth quarter of 2014 to $0.37 per unit, representing a 5.7 percent increase over the $0.35 per unit that was paid with respect to the fourth quarter of 2013.  Enterprise generated distributable cash flow of $1.1 billion for the fourth quarter of 2014 compared to $1.0 billion for the fourth quarter of 2013.  Distributable cash flow for the fourth quarters of 2014 and 2013 each included proceeds from the sales of assets and insurance recoveries of $24 million.  Distributable cash flow for the fourth quarter of 2014 also included $28 million of proceeds from the monetization of financial instruments used to hedge interest rates.

Enterprise's distributable cash flow for the fourth quarter of 2014 provided 1.5 times coverage of the cash distribution that will be paid on February 6, 2015 to unitholders of record on January 30, 2015.  The partnership retained $358 million of distributable cash flow for the fourth quarter of 2014, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.

The contribution from the consolidated results of Oiltanking Partners for the fourth quarter of 2014 and year ended December 31, 2014 was approximately $63 million of gross operating margin and, after taking into account additional depreciation and amortization expenses resulting from purchase accounting, $27 million of operating income, $25 million of net income and $11 million of net income allocated to the limited partners of Enterprise.

"Enterprise had a solid fourth quarter of 2014.  Earnings from Oiltanking Partners and growth in our fee-based businesses more than offset the effects of lower commodity prices and lower demand for natural gas and propane due to milder winter weather.  The Seaway loop pipeline began commercial operations and generated cash flow in December 2014.  We generated $1.1 billion of distributable cash flow for the fourth quarter of 2014, which provided 1.5 times coverage of the distribution declared with respect to the quarter and allowed us to retain $358 million of distributable cash flow to reinvest in the partnership," said Creel.

Review of Fourth Quarter 2014 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $705 million for the fourth quarter of 2014 compared to $737 million for the same quarter of 2013.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $257 million for the fourth quarter of 2014 compared to $339 million for the fourth quarter of 2013.  Gross operating margin from the partnership's natural gas processing plants decreased by $43 million primarily due to lower processing margins and equity NGL production at certain plants.

Enterprise's equity NGL production decreased to 90 MBPD for the fourth quarter of 2014 compared to 145 MBPD for the fourth quarter of 2013 primarily due to lower recoveries of ethane.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.5 Bcfd in the fourth quarter of 2014 compared to 4.7 Bcfd in the fourth quarter of 2013.  Gross operating margin from Enterprise's NGL marketing activities decreased $39 million primarily due to lower margins.  In the fourth quarter of 2014, more volume in the NGL export business was associated with long-term, fee-based contracts compared to higher margin spot business in the fourth quarter of 2013.

Gross operating margin from the partnership's NGL pipelines and storage business increased $68 million, or 27 percent, to $317 million for the fourth quarter of 2014 from $249 million for the fourth quarter of 2013.  NGL pipeline volumes were 2.9 million BPD for the fourth quarters of both 2014 and 2013.  The partnership's ATEX ethane pipeline, which began commercial service in January 2014, generated gross operating margin of $35 million for the fourth quarter of 2014.  ATEX transported approximately 72 MBPD of ethane during the fourth quarter of 2014.

Gross operating margin for the fourth quarter of 2014 includes $19 million from Oiltanking Partners attributable to fees it charges Enterprise for use of Oiltanking Partners' Houston Ship Channel docks and related infrastructure to load and unload NGLs.  Enterprise's Houston Ship Channel NGL export and import marine terminal are located on land owned by Oiltanking Partners at its Jacintoport facility.

The Mid-America and Seminole NGL pipeline systems reported an $11 million increase in gross operating margin to $115 million in the fourth quarter of 2014 compared to the same quarter of 2013 primarily due to higher revenues from deficiency fees and an increase in tariffs.  Volumes on the Mid-America and Seminole pipelines decreased to 882 MBPD in the fourth quarter of 2014 compared to 1.0 million BPD in the fourth quarter of last year due in part to lower recoveries of ethane by natural gas processing plants.

The Texas Express pipeline and gathering system and the Front Range NGL pipeline contributed an aggregate $9 million increase in gross operating margin and total volumes of 74 MBPD in the fourth quarter of 2014.  The Texas Express pipeline began service in November 2013 and the Front Range pipeline began service in February 2014.

Enterprise's NGL fractionation business reported gross operating margin of $132 million for the fourth quarter of 2014 compared to $150 million reported for the fourth quarter of last year.  Total fractionation volumes for the fourth quarter of 2014 increased 7 percent to 837 MBPD compared to the same quarter in 2013.  Increases in gross operating margin from higher volumes were more than offset by the combined effects of lower revenues from product blending due to the lower relative prices of NGL components and higher operating expenses.

Onshore Natural Gas Pipelines & Services – Enterprise's Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $185 million for the fourth quarter of 2014 compared to $187 million for the fourth quarter of 2013.  Total onshore natural gas pipeline volumes were 12.3 TBtud in the fourth quarter of 2014 compared to 12.4 TBtud in the fourth quarter of 2013.

Onshore Crude Oil Pipelines & Services – Gross operating margin from the partnership's Onshore Crude Oil Pipelines & Services segment increased by 40 percent, or $65 million, to $228 million for the fourth quarter of 2014 from $163 million for the fourth quarter of 2013.  Total onshore crude oil pipeline volumes were 1.3 million BPD for the fourth quarters of both 2014 and 2013.

Gross operating margin for the fourth quarter of 2014 included $35 million from the consolidated results of crude oil and related services provided at Oiltanking Partners' Houston Ship Channel facility.

Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $12 million in the fourth quarter of 2014 compared to the same quarter in 2013 primarily due to an increase in revenues associated with the 512-mile Seaway loop pipeline that began commercial activities in December 2014.  The Seaway loop pipeline had originally been scheduled to begin operations during the third quarter of 2014.  Enterprise's West Texas and South Texas crude oil pipeline systems, Eagle Ford joint venture pipeline and ECHO terminal reported an aggregate $19 million increase in gross operating margin in the fourth quarter of 2014 compared to the fourth quarter of 2013 on a 62 MBPD increase in pipeline volumes.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 13 percent to $199 million for the fourth quarter of 2014 compared to $175 million for the fourth quarter of 2013.

The partnership's propylene business reported gross operating margin of $71 million for the fourth quarter of 2014 compared to $46 million for the fourth quarter of 2013 primarily due to higher sales margins and sales volumes.  Propylene fractionation volumes were 81 MBPD for the fourth quarter of 2014 compared to 82 MBPD for the fourth quarter of 2013.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business was $28 million in the fourth quarter of 2014 compared to $33 million for the same quarter in 2013 primarily due to lower sales margins and volumes.  Total plant production volumes were 22 MBPD for the fourth quarter of 2014 compared to 24 MBPD for the same quarter of 2013.

Enterprise's refined products pipelines and related services business reported gross operating margin of $73 million for the fourth quarter of 2014 compared to $56 million for the fourth quarter of 2013.  Gross operating margin for the fourth quarter of 2014 included $7 million from the consolidated results of refined products and related services provided at Oiltanking Partners' Beaumont terminal.  Gross operating margin for the fourth quarter of 2014 also included $6 million from Enterprise's reactivated Beaumont marine terminal.  Total volumes for this business were 694 MBPD for the fourth quarter of 2014 compared to 590 MBPD for the fourth quarter of 2013.

Enterprise's butane isomerization business reported gross operating margin of $9 million in the fourth quarter of 2014 compared to $21 million in the fourth quarter of 2013.  This decrease in gross operating margin was primarily due to lower by-product sales revenue due to lower commodity prices in the fourth quarter of 2014.  Butane isomerization volumes were 90 MBPD for the fourth quarter of 2014 compared to 93 MBPD for the fourth quarter of 2013.

Enterprise's marine transportation and other services business reported $18 million of gross operating margin for the fourth quarter of 2014 compared to $19 million for the same quarter of 2013.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $42 million for the fourth quarter of 2014 compared to $28 million for the same quarter of 2013.

Gross operating margin from Enterprise's offshore crude oil pipeline business was $32 million for the fourth quarter of 2014 compared to $22 million for the fourth quarter of 2013.  The SEKCO Oil Pipeline, which began operations in July 2014, reported $8 million of gross operating margin for the fourth quarter of 2014.  Total offshore crude oil pipeline volumes increased 7 percent to 331 MBPD in the fourth quarter of 2014 compared to the fourth quarter of 2013.

The Independence Hub platform and Independence Trail pipeline reported aggregate gross operating margin of $7 million for the fourth quarter of 2014 compared to $9 million for the fourth quarter of 2013 attributable to lower volumes.  Natural gas volumes on the Independence Trail pipeline were 160 billion British thermal units per day ("BBtud") for the fourth quarter of 2014 compared to 212 BBtud in the fourth quarter of 2013.  Total offshore natural gas pipeline volumes (including those for Independence Trail) were 644 BBtud for the fourth quarter of 2014 compared to 594 BBtud in the fourth quarter of 2013.

Capitalization

Total debt principal outstanding at December 31, 2014 was approximately $21.4 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At December 31, 2014, Enterprise had consolidated liquidity of approximately $4.2 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

On October 1, 2014, Enterprise acquired the general partner and related incentive distribution rights, approximately 15.9 million common units and 38.9 million subordinated units in Oiltanking Partners.  Enterprise paid total consideration of approximately $4.6 billion comprised of $2.4 billion of cash, which included $228 million to assume notes receivable issued by Oiltanking Partners and its subsidiaries, and 54.8 million Enterprise common units valued at $2.2 billion.  Enterprise funded the cash consideration for this transaction using borrowings under its new $1.5 billion 364-day credit facility, borrowings under its commercial paper program and cash on hand.

On October 2, 2014, Enterprise priced $2.75 billion of senior notes.  These notes were issued on October 14, 2014.  The partnership used the net proceeds to repay amounts then outstanding under its 364-day credit facility, commercial paper program and $650 million of senior notes that matured on October 15, 2014.

Total capital investments in the fourth quarter of 2014 were $5.7 billion, which includes $4.6 billion of consideration related to the Oiltanking Partners acquisition and $107 million of sustaining capital expenditures.

For 2015, we currently expect growth capital expenditures of approximately $3.5 billion and sustaining capital expenditures of approximately $380 million.

Conference Call to Discuss Fourth Quarter 2014 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2014 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our midstream energy operations include:  natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; offshore production platforms; petrochemical and refined products transportation and services; and a marine transportation business that operates primarily on the U.S. inland and Intracoastal Waterway systems and in the Gulf of Mexico.  Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812,
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Revenues	$10,190.3	$13,101.3	$47,951.2	$47,727.0
Costs and expenses:
Operating costs and expenses	9,286.1	12,177.6	44,220.5	44,238.7
General and administrative costs	63.6	49.4	214.5	188.3
Total costs and expenses	9,349.7	12,227.0	44,435.0	44,427.0
Equity in income of unconsolidated affiliates	80.4	41.2	259.5	167.3
Operating income	921.0	915.5	3,775.7	3,467.3
Other income (expense):
Interest expense	(241.4)	(198.1)	(921.0)	(802.5)
Other, net	2.1	(0.4)	1.9	(0.2)
Total other expense	(239.3)	(198.5)	(919.1)	(802.7)
Income before income taxes	681.7	717.0	2,856.6	2,664.6
Provision for income taxes	(0.6)	(11.3)	(23.1)	(57.5)
Net income	681.1	705.7	2,833.5	2,607.1
Net income attributable to noncontrolling interests	(21.3)	(6.8)	(46.1)	(10.2)
Net income attributable to limited partners	$659.8	$698.9	$2,787.4	$2,596.9

Per unit data (fully diluted): (1)
Earnings per unit	$0.34	$0.37	$1.47	$1.41
Average limited partner units outstanding (in millions)	1,940.5	1,865.0	1,895.2	1,842.6

Supplemental financial data:
Non-GAAP distributable cash flow (2)	$1,063.0	$1,021.1	$4,078.6	$3,750.4
Non-GAAP Adjusted EBITDA (3)	$1,316.0	$1,244.2	$5,218.3	$4,736.8
Non-GAAP gross operating margin by segment: (4)
NGL Pipelines & Services	$705.3	$737.4	$2,877.7	$2,514.4
Onshore Natural Gas Pipelines & Services	184.5	187.1	803.3	789.0
Onshore Crude Oil Pipelines & Services	228.0	163.1	762.5	742.7
Offshore Pipelines & Services	42.0	28.0	162.0	146.1
Petrochemical & Refined Products Services	198.6	175.2	681.0	625.9
Total gross operating margin	$1,358.4	$1,290.8	$5,286.5	$4,818.1

Net cash flows provided by operating activities	$1,457.8	$1,499.3	$4,162.2	$3,865.5
Total debt principal outstanding at end of period	$21,389.2	$17,357.7	$21,389.2	$17,357.7

Capital spending:
Capital expenditures, net (5)	$1,004.5	$988.9	$2,864.0	$3,382.2
Cash used for Oiltanking acquisition, net of cash received	2,416.8	--	2,416.8	--
Equity consideration issued for Oiltanking acquisition	2,171.5	--	2,171.5	--
Investments in unconsolidated affiliates	139.1	325.7	722.4	1,094.1
Other investing activities	(0.2)	--	5.8	1.0
Total capital spending, cash and non-cash	$5,731.7	$1,314.6	$8,180.5	$4,477.3

(1)   On July 15, 2014, the partnership announced that its general partner had approved a two-for-one unit split. The additional common units were distributed on August 21, 2014. All per unit amounts and number of units outstanding presented on this Exhibit A are on a post-split basis.
(2)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(4)   See Exhibit F for reconciliation to GAAP operating income.
(5)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,944	2,914	2,892	2,787
NGL fractionation volumes (MBPD)	837	781	824	726
Equity NGL production (MBPD) (2)	90	145	116	126
Fee-based natural gas processing (MMcf/d) (3)	4,532	4,679	4,786	4,612
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,284	12,403	12,476	12,936
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,288	1,270	1,278	1,175
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	644	594	627	678
Crude oil transportation volumes (MBPD)	331	309	330	307
Platform natural gas processing (MMcf/d)	129	155	145	202
Platform crude oil processing (MBPD)	15	17	14	16
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	176	162	175	160
Propylene fractionation volumes (MBPD)	81	82	75	74
Octane additive and related plant production volumes (MBPD)	22	24	17	20
Transportation volumes, primarily refined products and petrochemicals (MBPD)	849	727	802	702
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,412	5,220	5,302	4,971
Natural gas transportation volumes (BBtus/d)	12,928	12,997	13,103	13,614
Equivalent transportation volumes (MBPD) (4)	8,814	8,640	8,750	8,554

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2013 by quarter:
1st Quarter	$3.34	$0.26	$0.86	$1.58	$1.65	$2.23	$0.75	$0.65	$94.37	$113.93
2nd Quarter	$4.10	$0.27	$0.91	$1.24	$1.27	$2.04	$0.63	$0.53	$94.22	$104.63
3rd Quarter	$3.58	$0.25	$1.03	$1.33	$1.35	$2.15	$0.68	$0.58	$105.82	$109.89
4th Quarter	$3.60	$0.26	$1.20	$1.43	$1.45	$2.10	$0.68	$0.56	$97.46	$100.94
YTD 2013 Averages	$3.65	$0.26	$1.00	$1.39	$1.43	$2.13	$0.69	$0.58	$97.97	$107.34
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
4th Quarter	$4.04	$0.21	$0.76	$0.98	$0.99	$1.49	$0.69	$0.52	$73.15	$76.08
YTD 2014 Averages	$4.43	$0.27	$1.04	$1.22	$1.25	$1.98	$0.71	$0.57	$93.01	$96.75

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.74 per gallon during the fourth quarter of 2014 versus $1.08 per gallon for the fourth quarter of 2013.

Period-to-period fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Net income attributable to limited partners (GAAP)	$659.8	$698.9	$2,787.4	$2,596.9
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	368.1	315.3	1,360.5	1,217.6
Add distributions received from unconsolidated affiliates	114.4	64.0	375.1	251.6
Subtract equity in income of unconsolidated affiliates	(80.4)	(41.2)	(259.5)	(167.3)
Subtract sustaining capital expenditures	(107.0)	(77.8)	(369.0)	(291.7)
Subtract net gains attributable to asset sales and insurance recoveries	(3.1)	(14.9)	(102.1)	(83.3)
Add cash proceeds from asset sales and insurance recoveries	23.8	24.3	145.3	280.6
Add gains or subtract losses from the monetization of interest rate derivative instruments	27.6	--	27.6	(168.8)
Add deferred income tax expense or subtract benefit, as applicable	3.5	5.8	6.1	37.9
Add impairment charges	15.8	39.3	34.0	92.6
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	40.5	7.4	73.2	(15.7)
Distributable cash flow (non-GAAP)	1,063.0	1,021.1	4,078.6	3,750.4
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	107.0	77.8	369.0	291.7
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(23.8)	(24.3)	(145.3)	(280.6)
Add losses or subtract gains from the monetization of interest rate derivative instruments	(27.6)	--	(27.6)	168.8
Add or subtract the net effect of changes in operating accounts, as applicable	327.6	416.3	(108.2)	(97.6)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	11.6	8.4	(4.3)	32.8
Net cash flows provided by operating activities (GAAP)	$1,457.8	$1,499.3	$4,162.2	$3,865.5

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Net income (GAAP)	$681.1	$705.7	$2,833.5	$2,607.1
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(80.4)	(41.2)	(259.5)	(167.3)
Add distributions received from unconsolidated affiliates	114.4	64.0	375.1	251.6
Add interest expense, including related amortization	241.4	198.1	921.0	802.5
Add provision for income taxes	0.6	11.3	23.1	57.5
Add depreciation, amortization and accretion in costs and expenses	358.9	306.3	1,325.1	1,185.4
Adjusted EBITDA (non-GAAP)	1,316.0	1,244.2	5,218.3	4,736.8
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(241.4)	(198.1)	(921.0)	(802.5)
Subtract provision for income taxes reflected in Adjusted EBITDA	(0.6)	(11.3)	(23.1)	(57.5)
Subtract net gains attributable to asset sales and insurance recoveries	(3.1)	(14.9)	(102.1)	(83.3)
Add deferred income tax expense or subtract benefit, as applicable	3.5	5.8	6.1	37.9
Add impairment charges	15.8	39.3	34.0	92.6
Add or subtract the net effect of changes in operating accounts, as applicable	327.6	416.3	(108.2)	(97.6)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	40.0	18.0	58.2	39.1
Net cash flows provided by operating activities (GAAP)	$1,457.8	$1,499.3	$4,162.2	$3,865.5

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Total gross operating margin (non-GAAP)	$1,358.4	$1,290.8	$5,286.5	$4,818.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(346.2)	(297.2)	(1,282.7)	(1,148.9)
Subtract impairment charges not reflected in gross operating margin	(15.8)	(39.3)	(34.0)	(92.6)
Add net gains attributable to asset sales and insurance recoveries not reflected in gross operating margin	3.1	15.0	102.1	83.4
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects included in gross operating margin	(17.8)	(4.4)	(84.6)	(4.4)
Add subsequent recognition of deferred revenues attributable to make-up rights	2.9	--	2.9	--
Subtract general and administrative costs not reflected in gross operating margin	(63.6)	(49.4)	(214.5)	(188.3)
Operating income (GAAP)	$921.0	$915.5	$3,775.7	$3,467.3

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.